JANONEINC.

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF THE RIGHTS, PREFERENCES, AND LIMITATIONS OF

SERIES S CONVERTIBLE PREFERRED STOCK

The undersigned, Tony Isaac, does hereby certify that:

1.
He is the Chief Executive Officer and Secretary of JanOne Inc., a Nevada corporation (the "Company ").

2.
The Company is authorized to issue two million (2,000,000) shares of preferred stock, parvalue$0.001 per share, Two Hundred Fifty-nine Thousand Seven Hundred Twenty-nine (259,729) of which have been designated "Series A-1 Convertible Preferred Stock" and Two Hundred Twenty two Thousand Five Hundred Eighty-eighty (222,588) shares are currently issued and outstanding, and that no other shares of preferred stock are issued and outstanding.
3.
The following resolutions were adopted by the board of directors (the ''Board of Directors") of the Company:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Articles of Incorporation of the Company (the "Articles of Incorporation"), there hereby is created out of the shares of the Company's preferred stock, par value $0.001 per share, of the Company authorized in the Articles of Incorporation, a series of Preferred Stock of the Company, to be named "Series S Convertible Preferred Stock," consisting of two hundred thousand (200,000) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations, and restrictions:

Section 1.

following meanings:

Definitions. For the purposes hereof, the following terms shall have the

"$3 Million Tranche" means the number of shares of Series S Convertible Preferred Stock that Amol Soin, M.D. (or his permitted transferee) is permitted to convert into an amount not to exceed $3,000,000 of value of Common Stock.

"$10 Million Tranche" means the number of shares of Series S Convertible Preferred Stock that Amol Soin, M.D. (or his permitted transferee) is permitted to convert into an amount not to exceed $10,000,000 of value of Common Stock.

"$17 Million Tranche" means the number of shares of Series S Convertible Preferred Stock that Amol Soin, M.D. (or his permitted transferee) is pe1mitted to convert into an amount not to exceed $17,000,000 of value of Common Stock

''Business Day" means a day in which a majority of the banks in the State of Nevada in the United States of America are open for business.

"Certificate" shall mean this Certificate of Designation of the Rights, Privileges, and Limitations of Series S Convertible Preferred Stock.

JanOneSeries S Certificate of Designation.3.3 1

76115247vl

"Common Stock" shall mean the shares of the Company's class of common stock,

$0.001 par value per share.

"Company" shall have the meaning ascribed in the initial paragraph hereof.

"Conversion" shall have the meaning ascribed in Section 6(a) below.

"Conversion Date" shall mean the date on which a share or shares of the Series S Convertible Preferred Stock is converted pursuant to the terms of this Certificate.

"Distribution" shall mean the transfer of cash or other property without consideration, whether by way of dividend or othe1wise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Company for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of capital stock of the Company in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Company approved by the holders of (a) a majority of the Common Stock and (b) a majority of the Series S Convertible Preferred Stock of the Company voting as separate classes.

"Holder" shall mean the person or entity in which the Series S Convertible Preferred Stock is registered on the books of the Company, which shall initially be the person or entity that was issued shares of Series S Convertible Preferred Stock, and shall thereafter be the permitted and legal assigns of which the Company is notified by the Holder and in respect of which the Holder has provided a valid legal opinion in connection therewith to the Company.

"Holders" shall mean all Holders of shares of the Series S Convertible Preferred Stock.

"Junior Stock" shall mean the Common Stock and each other class of capital stock or series of preferred stock of the Company established prior to or after the Original Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series S Convertible Preferred Stock upon the liquidation, wincli11g-up, or dissolution of the Company.

"Original Issue Date" shall mean the date upon which the shares of Series S Convertible Preferred Stock ate first issued.

''Recapitalization" shall mean any stock dividend, stock split, and combination of shares, reorganization, recapitalization, reclassification, or other similar event.

"Section 6(c) Event" shall have the meaning ascribed in Section 6(c), below.

"Series S Convertible Preferred Stock" shall mean the Series S Convertible Preferred Stock designated by the Company pursuant to the Articles of Incorporation :filed with the Office of the Secretary of State of the State of Nevada.

"Stated Value" shall have the meaning ascribed in Section 2, below.

JanOne Series S Certificate ofDesignation.3.3 2

7/;11<;?'17v1

"Triggering Event" shall have the meaning ascribed in Section 12(e), below.

Section 2. Designation; Amount: and Par Value. The series of Series S preferred stock shall be designated as the Company's Series S Convertible Preferred Stock (the "Series S Convertible Preferred Stock") and the number of shares so designated shall be up to Two Hundred Thousand (200,000) shares (which shall not be subject to increase without the written consent of the Holders of a majority of the then-issued and outstanding Series S Convertible Preferred Stock and the Board of Directors). Each share of Series S Convertible Preferred Stock shall have a stated value of $300.00 per share (the "Stated Value") and a par value of $0.001 per share.

Section 3. dividend rights.

Dividends. The shares of Series S Convertible Preferred Stock do not have

Section 4. Voting Rights. The Holder of each share of Series S Convertible Preferred Stock shall have one vote for such share. With respect to any stockholder vote, the Holder shall have full voting tights and powers equal to the voting -rights and powers of the Common Stock stockholders, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Company, and shall be entitled to vote, together with Common Stock stockholders, with respect to any question upon which the Common Stock stockholders have the right to vote. The Holders of Series S Convertible Preferred Stock shall vote together with all other classes and series of common and preferred stock of the Company as a single class on all actions to be taken by the Common Stock stockholders, except to the extent that voting as a separate class or series is required by law o.t by this Certificate.

Section 5. Liquidation Preference: Change of Control.

a)
Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company or a Qualified Soin Sale (as that term is defined in footnote 1) (each, a "Liquidation"), the Holders of shares of Series S Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the Holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the Aggregate Liquidation Value1 of all such shares of Series S Convertible Preferred Stock held by such Holder.

1 "Aggregate Liquidation Value" shall be equivalent to the sum of Q) the Stated Value of all of the then-outstanding shares of Series S Convertible Preferred Stock remaining in the $3 Million Tranche that are, as of the date of Liquidation, convertible into shares of Common Stock plus (ii) the Stated Value of all of the then-outstanding shares of Series S Convertible Preferred Stock remaining in the $10 Million tranche that are, as of such Liquidation Date, convertible into sha:te5 of Common Stock plus, (iii) in respect of all of the then-outstanding shares of Series S Convertible Preferred Stock remaining in the $17 Million Tranche that are, as of the date of Liquidation, eligible to be converted into shares of Common Stock, an amount equal to 5% of the net sale proceeds received by the Company or its stockholders, as applicable, as a result of (a) the sale of the equity of the business entity or entities in which the Company holds the assets, as they may subsequently have been modified (the "Acquired Assets"), that it acquired in connection with the Agreement and Plan of Merger, entered into as of December 28, 2022, among the Company, STI Merger Sub Inc., Soin Therapeutics, LLC, and Amol Soin, M.D. (the ''Merger Agreement"), o:t (b) the sale of all or substa11tially all of the assets of such business entity or entities (either transaction of the type referenced in subsections (a) or (b), a "Qualified

Soin Sale"), such amount not to exceed $17 Million for such $17 Million Tranche (lets, in any case involving shares in the $17 Million Tranche, the aggregate Conversion Price of all conversions of shares of Series S Convertible Preferred Stock in such Tranche prior to the Liquidation); provided; however, that the Aggregate Liquidation Value shall not include the Stated Value of (x) any previously converted Series S Convertible Preferred Stock or (y) any incremental Series S Convertible Preferred Stock issued pursuant to Footnote 2.

JanOne SeriesS Certificate of Designation.3.3 3

b)
Change of Control. The occurrence of a Change of Control shall not be deemed a Liquidation for purposes of this Section 5. Upon the consummation of any such Change of Control, the Holders of the Series S Convertible Preferred Stock shall, in consideration for the cancellation of their shares of Series S Convertible Preferred Stock, be entitled to (i.) cash, (ii) prope1-t:y, or (iii) securities in the post-Change of Control entity with substantially the same rights, privileges, preferences, and restrictions thereof as to which such Holders were entitled immediately preceding such Change of Control transaction (the "New Securities"), in each case as set forth in subsection (c), below. "Change of Control" means the occurrence from and afte1; the date of filing of this Certificate with the Secretary of State of the State of Nevada of any of (a) an acquisition after such date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract, or otherwise) of in excess of forty-nine percent (49%) of the voting securities of the Company (other than by means of conversion of shares of Series S Convertible Preferred Stock), (b) the Company merges into or consolidates with any other entity, or any entity merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than fifty-one percent (51%) of the aggregate voting power of the Company or the successor entity of such transaction, (c) [reserved], (d) a replacement at one time or within a one-year period of more than one-half of the members of the Board of Directors, which is not approved by a majority of those individuals who are members of the Board of Directors on, the date of filing of this Certificate with the Secretary of State of the State of Nevada (or by those individuals who are serving as members of the Board of Directors on any date, whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members as of date of filing of this Certificate with the Secretary of State of the State of Nevada), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d), above. For the avoidance of doubt, a Qualified Soin Sale shall not constitute a "Change of Control".

c)
Change of Control Procedures. In furtherance of the foregoing, the Company shall take such actions as are necessary to give effect to the provisions of this Section 5, including, without limitation, (i) in the case of a Change of Control structured as a non-cash merger, consolidation, or similar reorganization, causing the definitive agreement relating to such transaction to provide for a rate at which the shares of Series S Convertible Preferred Stock a.re converted .into or exchanged for New Securities or (ii) in the case of a Change of Control structured as an asset sale, as promptly as practicable following such transaction, either dissolving the Company and distributing the assets of the Company in accordance with applicable law or redeeming all outstanding shares of Series S Convertible Preferred Stock at the Aggregate Liquidation Value. The Company shall promptly provide to the Holders of shares of Series S Convertible Preferred Stock such information concerning the te1ms of such Change of Control, and the value of the assets of the Company as may reasonably be requested by the Holders of Series S Convertible Preferred Stock. The amount to be distributed to the Holders of Series S Convertible Preferred Stock upon any such Change of Control in the form of a non-cash transaction, in consideration for the cancellation of the shares of Series S Convertible Preferred Stock then held by such Holders, shall be, at the election of the post Change of Control entity, either the issuance of New Securities to such Holders or the distribution to such Holders of property of like kind as is distributed to all of the holders of shares of the Company's capital stock in such Change of Control transaction, the value of which property shall be substantially similar to the Aggregate Liquidation Value. The amount

JanOne Series S Certificate ofDesignation.3.3 4

7f.11"?.d7vl

to be distributed to the Holders of Series S Convertible P:refe.cred Stock upon any such Change of Control in the form of a cash transaction, in consideration of the cancellation of the shares of Series S Convertible Preferred Stock then held by such Holders, shall be an amount equivalent to the Aggregate Liquic½,tion Value.

d)
No Participation With Junior Securities on a Change of Control or Liquidation. The preferential distributions to the Holders of Series S Convertible Preferred Stock as set forth in Sections S(a) and 5(6), above, constitute the entirety of the distributions to which such Holders are entitled in a Liquidation or a Change of Control as a result of their Series S Convertible Preferred Stock. By way of clarity and limitation, the Holders of Series S Convertible Preferred Stock shall not be entitled as a result of their Series S Convertible Preferred Stock to participate with the holders of shares of Junior Securities then outstanding in the distribution of any or all of the remaining assets and funds of the Company available for distribution to its stockholders.

e)
Insufficient Assets. If, upon any Liquidation or Change of Control, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the Holders of the shares of Series S Convertible Preferred Stock the full preferential amount to which they are entitled under this Section 5, (i) the Holders of such shares shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective full preferential amounts that would otherwise be payable in respect of the Series S Convertible Preferred Stock in the aggregate upon such Liquidation or Change of Control if all amounts payable on or with respect to such shares were paid in full and (ii) the Company shall not make or agree to make any payments to the Holders of Junior Securities.

f)
Notice.

(i)
Notice Requirement. In the event of any Liquidation or Change of Control, the Company shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders' meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each Holder of shares of Series S Convertible Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, u1cluding a description of the stock, cash, and property to be received by the Holders of such shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Company shall promptly give written notice to each Holder of such shares of such material change.

(ii) Notice Waiting Period. The Company shall not consummate any voluntary Liquidation or Chat1ge of Control of the Company before the expiration of thirty (30) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided, that any such period may be shortened upon the written consent of the Holders of all the outstanding shares of Series S Convertible Preferred Stock.

g)
Excluded Transactions. Notwithstanding anything to the contra1-y contained in this Certificate or otherwise, in respect of any sale of the recycling business ("ARCA") of the Company or monetization of the long-term promissory note acquired in connection with the

JanOne Series S Certificate ofDesignacion.3.3 5

7f>l l '\?47u1

Company's sale of substantially all of the assets of Geotraq Inc. (the "Geotraq Note"), the Holders of shares of Series S Convertible Preferred Stock shall neither be entitled to nor shall receive any proceeds or other indicia of value resulting from such transaction. Accordingly, such Holders will be specifically excluded from any cash or stock or other value received by the Company or its equity or debt holders from any such transaction. Further, if the Geotraq Note or any subsidiary, division, or other asset of ARCA is distributed to the holders of capital stock of the Company or is otherwise separated from the Company, the Holders of shares of the Series S Convertible Preferred Stock, in their roles as such, shall neither be entitled to nor shall receive any ownership position therein.

Section 6. Conversion. The shares of Seri.es S Conve1tible Prefe11:ed Stock shall not be convertible into shares of Common Stock and have no other conversion rights except as specifically set forth below:

a)
Conversion. The "Conversion Price" per share of the Seri.es S Convertible Prefe11:ed Stock shall be the higher of ) $1.662; and (ii) the lower of (x) the Nasdaq Official Closing Price per share of Common Stock (as reflected on Nasdaq.com) on the date on which a Holder exercises his right to convert shares of Series S Convertible Preferred Stock into shares of Common Stock; or (y) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the date on which a Holder exercises his, her, or its right to convert shares of Series S Convertible Preferred Stock into shares of Common Stock (each, a "Conversion"). Subject to the provisions set forth in this Certificate, each Holder shall have the right, exercisable at any time and from time to time (unless otherwise prohibited by law, rule, or regulation, or as restricted below), to convert any or all of such Holder's shares of Series S Convertible Preferred Stock into shares of Common Stock at the Conversion Price.

b)
Conversion Limits.

(i)
Permissive Conversion. The Holder has the right, but not the obligation, (A) commencing on December 28, 2023, to convert any or all of the $3 Million Tranche into shares of Common Stock; (B) commencing on the later of

(1) June 28, 2023, or (2) the earlier of (x) the issuance to the Company by the U.S. Food and Dmg Administration of New Drug Approval for low-dose naltrexone for

2 Lower of (i) the Nasdaq Official Closing Price per share of the Common Stock (as reflected on Nasdaq.com) on the Business Day immediately preceding the effective date of the Merger Agreement or (ii) the average Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) for the five trailing days immediately preceding the effective date of the Merger Agreement. Notwithstanding the conversion pricing formula set forth above, if, as of the effective date of the applicable notice of any conversion of shares of Series S Convertible Preferred Stock, either of the Nasdaq Official Closing Price per share of the Common Stock (as reflected on Nasdaq.com) on the Business Day immediately preceding the effective date of the applicable notice of such conversion or the average Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the effective date of the applicable notice of such conversion is less than $1.66 per share of Common Stock, then, although the Conversion Price will not be less than $1.66, the $3 Million Tranche, the $10 Million Tranche, and the $17 Million Tranche, as applicable, will increase to a dollar value such that, upon conversions of the Series S Convertible Preferred Stock, the Holder will receive $3 Million, $10 Million, or $17 Million value, as applicable, notwithstanding the "Nasdaq calculated" pricing rules. This calculation shall utilize the lesser of the two Nasdaq pricing rules. Further, each such conversion will be calculated on a stand-alone basis and will not affect the Conversion Price for any subsequent conversion. By way of example only, if (i) the Conversion Price were $1.66 in accordance with the alternatives set forth above and (il) the lesser of the two Nasdaq pricing rules were approximately $1.1067, then, without taking into effect . the Beneficial Ownership Limitation, and assuming that all of the $3 Million Tranche were converted in one transaction, the value of the$3 Million Tranche would increase to $4.5 Million, without effecting the value of the $10 Million Tranche or the $17 Million Tranche.

JanOne Series S Certificate of Dcsignation.3.3 6

treating pain (the ''Product") or (y) December 28, 2032, to convert any or all of the

$10 Million Tranche into shares of Common Stock; and (C) commencing on December 28, 2022, to convert any or all of the $17 Million Tranche into shares of Common Stock at a rate of five percent of the gross revenues that the Company has received and has recognized as revenue on its financial statements (that are prepared in accordance with U.S. generally accepted accounting principles) in connection with sales or license fees or other revenue resulting from the Product, provided, that each such conversion shall be in increments of not less than one million dollars of received and recognized revenue.

(ii)
Automatic Conversion. On December 28, 2032, any remaining shares of Series S Convertible Preferred Stock (other than shares from the $17 Million Tranche that ate not eligible for conversion pursuant to Section 6(b)(i)(C)) that, as of such date, had not been converted into shares of Common Stock either in accordance with the provisions of Section 6(b)(i)(B) hereof or had not been returned to the Company's treasury for cancellation as payment for indemnifiable damages in connection with transactions contemplated by and the provisions of the Merger Agreement shall be converted into shares of Common Stock without the requirement of any action by or on behalf of the Holder and the Company, other than calculating the number of shares of Common Stock so to be issued in such automatic conversion pursuant to the Conversion Price.

(iii)
Return to Treasury. If, as of December 28, 2032, (A) the Holder has converted shares of Series S Convertible Preferred Stock into shares of Common Stock with an aggregate value of at least $13 million, and (B) any shares of Series S Convertible Preferred Stock from the $17 Million Tranche remain issued and outstanding but are not eligible for conversion pursuant to Section 6(b)(i)(C)), then, as of such date, all of such remaining shares shall be deemed to have been cancelled and returned to the Company's treasury without the receipt of any additional consideration therefor.

(iv)
Notwithstanding anything to the contrary herein, the Holder may not effectuate any Conversion and the Company may not issue any shares of Common Stock in connection therewith that would trigger any Nasdaq requirement to obtain stockholder approval prior to a Conversion or any issllil11ce of shares of Common Stock in connection therewith that would be in excess of that number of shares of Common Stock equivalent to 19.9% of the number of shares of Common Stock as of the date hereof (the "Nasdaq Threshold"); provided, however, that the Holder may effectuate any Conversion and the Company shall be obligated to issue shares of Common Stock in connection therewith that would not trigger such a requirement. This restriction shall be of no further force or effect upon the approval of the stockholders in compliance with Nasdaq's stockholder voting requirements. Notwithstanding anything to the contrary contained herein, the Holder may not effectuate any Conversion and the Company shall not issue any shares of Common Stock in connection therewith in excess of the Nasdaq Threshold until the fifth (5th) Business Day following the date 011 which the stockholders of the Company shall have approved Conversions in excess of the Nasdaq Threshold.

c)
Taxes. The Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock upon

JanOne Series S Certificate of Designation.3.3 7

'71\11<;?<17v1

conversion in a name other than that in which the shares of the Series S Convertible Preferred Stock so converted were registered, and no such issue or delive1y shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been or will be paid. The Company may withhold from any payment due whatsoever in connection with the Series S Convertible Preferred Stock any and all required withholdings and/or taxes that the Company, in its reasonable discretion deems reasonable or necessary, absent an opinion from Holder's accountant or legal counsel, acceptable to the Company in its reasonable determination, that such withholdings and/or taxes are not required to be withheld by the Company.

d)
Stock Dividends, Splits, and Reclassifications. If the Company shall (i) declare a dividend or other distribution payable in securities or (ii) split its outstanding shares of Co011non Stock into a larger number, including any such reclassification in connection with a merger, consolidation, or other business combination in which the Co1npany is the continuing entity (any such corporate event, a "Section 6(c) Event"), then, in each instance, the Conversion Price shall be adjusted such that the number of shares issued upon conversion of one share of Series S Convertible Preferred Stock will equal the number of shares of Common Stock that would otherwise have been issued but for such Section 6(c) Event.

e)
Fractional Shares. If any conversion of Series S Convertible Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series S Convertible Preferred Stock being converted pursuant to each conversion), such fractional share shall be rounded up to the nearest whole share and the Holder shall be entitled to receive, in lieu of the final fraction of a share, one additional whole share of Common Stock.

f)
Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series S Conve1iilile Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of the Series S Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series S Convertible Preferred Stock, the Company will within a reasonable time period use commercially reasonable efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

g)
Effect of Conversion. On any Conversion Date, all rights of any Holder with respect to the shares of the Series S Convertible Preferred Stock so converted, including the rights, if any, to receive distributions of the Company's assets or notices from the Company, will terminate, except only for the rights of any such Holder to receive the number of shares of Common Stock into which such shares of the Series S Convertible Preferred Stock have been converted.

h)
Holder's Conversion Limitations. The Company shall not effect any conversion of shares of Series S Convertible Preferred Stock, and a Holder shall not have the right to convert any shares of Series S Convertible Preferred Stock, pursuant to Section 6(a) or otherwise, to the extent that, after giving effect to such issuance after conversion as set forth on the applicable notice of conversion, the Holder (together with the Holder's affiliates,

JanOne Series S Certificate of Designation.3.3 8

7/;11,?d7"1

and any other persons acting as a group together with the Holder or any of the Holder's affiliates), would beneficially own111 excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of sh2.tes of Common Stock issuable upon conversion of shares of Series S Convertible Preferred Stock with respect to which such determination is being 1nade, but shall exclude the number of shares of Common Stock that would be issuable upon conversion of the remaining, non converted portion of the shares of Series S Convertible Preferred Stock beneficially owned by the Holder or any of its affiliates subject to a limitation on conversion analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6(g), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith, and the Company shall have no obligation to verify or confirm the accuracy of such defemination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For pm-poses of this Section 6(g), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company's most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the specific amount of the proposed conversion of shares of Series S Convertible Preferred Stock by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The «Beneficial Ownership

Limitation" shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon a conversion hereunder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(g) to correct this paragraph (or any portion hereof) that may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to give proper effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of shares of Series S Convertible preferred Stock.

Section 7. Redemption. The Series S Convertible Preferred Stock shall have no redemption rights by the Company or any other entity.

Section 8. Protective Provisions. In addition to any other rights provided by law, at any time any shares of Series S Convertible Preferred Stock are outstanding, as a legal party in interest, the Company, through action directly initiated by the Board of Directors or indirectly initiated by the Board of Directors through ji1dicial action or process, including any action by the Common Stock stockholders, shall not, either directly or indirectly by amendment, merger, consolidation, or

JanOne Series S Certificate of Designatlon.3.3 9

otherwise, take any of the following actions without first obtaining the affirmative approval by the Holders of a majority of the shares of Se.ti.es S Convertible Preferred Stock:

a)
Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series S Convertible Preferred Stock;

b)
Effect an exchange, reclassification, or cancellati.011of all or a part of the Se.ti.es S Convertible Preferred Stock, but excluding a stock split or reverse stock split or combination of the Common Stock or Series S Convertible Preferred Stock;

c)
Effect an exchange, or create a right of exchange, of all or part of the shares of another class or series of shares into shares of Series S Convertible Preferred Stock;

d)
Issue additional shares of Series S Convertible Preferred Stock other than in connection with the Merger Agreement; or

e)
Alter or change the rights, preferences, or privileges of the shares of Series S Convert:1ble Preferred Stock so as to affect adversely the shares of such series, including the

.tights set forth in this Certificate provide however, that the Company may, by any means authorized by law and without any vote of the Holders of shares of Se.ti.es S Convertible Preferred Stock, make technical, corrective, administrative, or similar changes in this Certificate that do not, individually or in the aggregate, materially adversely affect the rights or preferences of the Holders of shares of the Series S Convertible Preferred Stock.

Section 9. Preemptive Rights. Holders of Series S Conve1tible Preferred Stock a11d Common Stock stockholders shall not be entitled to any preemptive, subscription, or similar rights in respect of any securities of the Company, except as specifically set forth herein or in any other document agreed to by the Company. ·

Section 10. Reports. The Company shall mail to all Holders of Series S Convertible Preferred Stock those reports, proxy statements, and other materials that it mails to all of its Common Stock stockholders.

Section 11. Reserved.

Section 12. Miscellaneous.

a)
The headings of the various sections and subsections of this Certificate are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate.

b)
Whenever possible, each provision of this Certificate shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

JanOne Series S Certificate of Designation.3.3 10

7,;11 ?.d.7111

c)
The Company will provide to the Holders of the Series S Convertible Preferred Stock all communications sent by the Company to the Common Stock stockholders. Except as may otherwise be required by law, the shares of the Series S Convertible Preferred Stock shall not have any powers, designations, preferences, or other special rights, other than those specifically set forth in this Certi.6.cate.
d)
Shares of the Series S Convertible Preferred Stock converted into Common Stock shall be retired and canceled and shall have the status of authorized but unissued shares of preferred stock of the Company undesignated as to any specific series and may with any and all other authorized but unissued shares of preferred stock of the Company be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company.
e)
Notwithstanding the above, terms and conditions of this Certificate and the dollar amounts and share numbers set forth herein shall be subject to adjustment, as appropriate, whenever there shall occur a stock split, stock dividend, combination, reclassification, or other similar event involving shares of the Series S Convertible Preferred Stock (each, a "Triggering Event"). Such adjustments shall be made in mathematical proportion to such stock split, stock dividend, combination, reclassification, or other similar event, promptly upon the occurrence of such Triggering Event without the requirement of any further action of, or resolution to be duly adopted by, the Board of Directors. Upon the occurrence of any such Triggering Event adjustment, the Company shall promptly deliver to each Holder a notice describing in reasonable detail the event requiring the adjustment and the method of calculation thereof.

f)
With respect to any notice to a Holder of shares of Series S Convertible Preferred Stock required to be provided hereunder, such notice shall be sent by overnight courier service to the registered address of such Holder. All notice periods referred to herein shall commence on the date of receipt of the applicable notice. Any notice that was transmitted in the manner herein provided shall be presumed to have been duly given.

[Remainder of the page intentionally left blank. Signature page follows]

JanOne Series S Certificate of Designarion.3.3 11

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Amended and Restated Certificate and does affirm the foregoing as t1.11e this_ day of January, 2023.

JANONEINC.

By:

Tony Isaac, Chief Executive Officer

JanOneSeries S Certificate of Designation.3.3 12